Exhibit 99.1

Investor Relations:

Kathleen Nemeth

Juniper Networks

(408) 936-5397

kbela@juniper.net

Media Relations:

David Shane

Juniper Networks

(408) 936-4872

dshane@juniper.net

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

JUNIPER NETWORKS REPORTS

PRELIMINARY SECOND QUARTER 2011 FINANCIAL RESULTS

•	Revenue: $1,120.5 million, up 15% from Q2’10 and up 2% from Q1’11

•	Operating Margin: 15.3% GAAP; 21.6% non-GAAP

•	GAAP Net Income Per Share: $0.21 diluted

•	Non-GAAP Net Income Per Share: $0.31 diluted, up 3% from Q2’10 and down 3% from Q1’11

SUNNYVALE, Calif., July 26, 2011 - Juniper Networks (NYSE: JNPR) today reported preliminary financial results for the three and six months ended June 30, 2011, and provided its outlook for the three months ending September 30, 2011.

Net revenues for the second quarter of 2011 increased 15% on a year-over-year basis, and increased 2% sequentially, to $1,120.5 million.

The Company posted GAAP net income of $115.6 million, or $0.21 per diluted share, and non-GAAP net income of $167.2 million, or $0.31 per diluted share, for the second quarter of 2011.

Non-GAAP net income per diluted share increased 3% compared to the second quarter of 2010 and decreased 3% compared to last quarter. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Share-Based Compensation Related Payroll Tax by Category table below.

“Juniper’s results reflect momentum in our routing business and a return to solid performance in switching. A number of factors, however, including mixed signals in the macro economy, impacted our performance this quarter,” said Kevin Johnson, chief executive officer at Juniper Networks. “We are confident that our investment in innovation is generating a wave of great products that positions us well to deliver on our multi-year growth agenda.”

Juniper’s operating margin for the second quarter of 2011 decreased to 15.3% on a GAAP basis from 16.1% in the first quarter of 2011, and from 18.9% in the prior year second quarter. Non-GAAP operating margin for the second quarter of 2011 decreased to 21.6% from 22.3% in the first quarter of 2011 and from 23.9% in the prior year second quarter.

“We delivered solid year-over-year growth in the June quarter. However, we saw some moderation in certain areas of the business, which resulted in revenues coming in below our expectations. I’m pleased with our diligent expense control, which enabled us to generate earnings within our guidance range,” said Robyn Denholm, chief financial officer at Juniper Networks. “We have taken decisive steps to ensure our cost structure takes into account the near-term revenue environment while preserving investments that support our multi-year growth agenda.”

Other Financial Highlights

Total cash, cash equivalents and investments as of the second quarter of 2011 was $4,220.5 million, compared to $4,083.5 million as of the first quarter of 2011 and $2,736.2 million as of the same quarter of the prior year.

Juniper generated net cash from operations for the second quarter of 2011 of $318.3 million, compared to net cash provided by operations of $239.7 million, in the first quarter of 2011, and $221.3 million in the same quarter of the prior year.

Days sales outstanding in accounts receivable (“DSO”) was 39 days in the second quarter of 2011, compared to 38 days in the prior quarter and 36 days in the same quarter of the prior year.

Juniper repurchased approximately 3.9 million shares in the second quarter of 2011, at an average price of $38.94 per share, or approximately $150 million dollars.

Capital expenditures, as well as depreciation and amortization of intangible assets expense during the second quarter of 2011, were $62.0 million and $41.9 million, respectively.

Outlook

While the long-term fundamentals driving demand for networking solutions are healthy, our outlook for the September quarter reflects some near-term market weakness due primarily to the timing of certain Service Provider deployments. Our overall pipeline is strong and we anticipate many of our recent design wins will begin translating to revenue late in 2011.

•	Juniper estimates revenue for the third quarter ending September 30, 2011, to be in the range of $1.070 billion to $1.120 billion.

•	Juniper estimates that its non-GAAP gross margin will be in the range of between 65% and 67% in the third quarter.

•	Juniper expects its non-GAAP operating margin for the third quarter will be in the range of 19% to 21%

•

Juniper estimates that its non-GAAP net income per share will range between $0.26 and $0.30 on a diluted basis, assuming a flat share count and estimated non-GAAP tax rate of 27%. The non-GAAP EPS estimate includes a dilutive impact of approximately $0.02 per share due to net interest expense from our debt.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Web Cast

Juniper Networks will host a conference call web cast today, July 26, 2011 at 2:00 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.

To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial +1-201-689-8033. Please call ten minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website until September 13, 2011.

About Juniper Networks

Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net).

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net revenues:
Product	$891,428	$774,058	$1,768,868	$1,495,259
Service	229,116	204,242	453,288	395,659

Total net revenues	1,120,544	978,300	2,222,156	1,890,918
Cost of revenues:
Product	292,391	231,752	558,137	454,133
Service	105,987	86,610	205,968	164,826

Total cost of revenues	398,378	318,362	764,105	618,959

Gross margin	722,166	659,938	1,458,051	1,271,959
Operating expenses:
Research and development	257,250	224,768	519,229	431,762
Sales and marketing	246,635	202,303	492,926	394,678
General and administrative	44,260	45,880	89,184	89,018
Amortization of purchased intangible assets	1,332	1,204	2,876	2,341
Restructuring	(916)	264	(1,263)	8,369
Acquisition-related charges	2,685	541	6,786	541

Total operating expenses	551,246	474,960	1,109,738	926,709

Operating income	170,920	184,978	348,313	345,250
Other (expense) income, net	(13,688)	4,065	(20,150)	5,524

Income before income taxes and noncontrolling interest	157,232	189,043	328,163	350,774
Income tax provision	41,714	58,700	82,985	55,821

Consolidated net income	115,518	130,343	245,178	294,953
Adjust for net loss (income) attributable to noncontrolling interest	42	168	132	(1,327)

Net income attributable to Juniper Networks	$115,560	$130,511	$245,310	$293,626

Net income per share attributable to Juniper Networks common stockholders:
Basic	$0.22	$0.25	$0.46	$0.56

Diluted	$0.21	$0.24	$0.45	$0.55

Shares used in computing net income per share:
Basic	532,909	524,463	531,827	522,812

Diluted	546,452	538,947	547,729	537,989

Juniper Networks, Inc.

Preliminary Net Revenues by Reportable Segment

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Infrastructure:
Routers - Product	$620,928	$502,227	$1,230,468	$984,746
Routers - Service	140,653	125,829	280,028	244,774

Infrastructure Revenue - Routers	761,581	628,056	1,510,496	1,229,520

Switches - Product	115,207	87,985	214,244	161,593
Switches - Service	7,278	4,315	14,055	7,939

Infrastructure Revenue - Switches	122,485	92,300	228,299	169,532

Total Infrastructure Revenue	$884,066	$720,356	$1,738,795	$1,399,052

Service Layer Technologies:
Service Layer Technologies – Product	$155,293	$183,846	$324,156	$348,920
Service Layer Technologies – Service	81,185	74,098	159,205	142,946

Total Service Layer Technologies Revenue	$236,478	$257,944	$483,361	$491,866

Total Revenue	$1,120,544	$978,300	$2,222,156	$1,890,918

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Americas	$578,704	$494,221	$1,160,319	$982,689
Europe, Middle East, and Africa	329,061	289,521	628,912	553,578
Asia Pacific	212,779	194,558	432,925	354,651

Total	$1,120,544	$978,300	$2,222,156	$1,890,918

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Service Provider	$729,340	$620,398	$1,471,517	$1,213,647
Enterprise	391,204	357,902	750,639	677,271

Total	$1,120,544	$978,300	$2,222,156	$1,890,918

Juniper Networks, Inc.

Share-Based Compensation by Category

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cost of revenues – Product	$1,211	$997	$2,159	$2,102
Cost of revenues – Service	4,486	3,242	8,405	6,736
Research and development	26,583	18,679	48,913	35,665
Sales and marketing	19,171	13,853	32,397	25,581
General and administrative	8,675	7,832	17,291	15,080

Total	$60,126	$44,603	$109,165	$85,164

Juniper Networks, Inc.

Share-Based Compensation Related Payroll Tax by Category

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Cost of revenues – Product	$24	$40	$295	$111
Cost of revenues – Service	94	152	929	317
Research and development	276	430	3,350	1,185
Sales and marketing	583	1,150	3,969	1,582
General and administrative	66	111	485	208

Total	$1,043	$1,883	$9,028	$3,403

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
GAAP Cost of revenues - Product		$292,391	$231,752	$558,137	$454,133
Share-based compensation expense	C	(1,211)	(997)	(2,159)	(2,102)
Share-based compensation related payroll tax	C	(24)	(40)	(295)	(111)
Amortization of purchased intangible assets	A	(5,438)	(308)	(10,636)	(333)
Acquisition-related charges	A	(1,527)	—	(2,487)	—

Non-GAAP Cost of revenues - Product		284,191	230,407	542,560	451,587

GAAP Cost of revenues - Service		105,987	86,610	205,968	164,826
Share-based compensation expense	C	(4,486)	(3,242)	(8,405)	(6,736)
Share-based compensation related payroll tax	C	(94)	(152)	(929)	(317)

Non-GAAP Cost of revenues - Service		101,407	83,216	196,634	157,773

GAAP Gross margin - Product		599,037	542,306	1,210,731	1,041,126
Share-based compensation expense	C	1,211	997	2,159	2,102
Share-based compensation related payroll tax	C	24	40	295	111
Amortization of purchased intangible assets	A	5,438	308	10,636	333
Acquisition-related charges	A	1,527	—	2,487	—

Non-GAAP Gross margin - Product		607,237	543,651	1,226,308	1,043,672

GAAP Product gross margin as a % of product revenue		67.2%	70.1%	68.4%	69.6%
Share-based compensation expense as a % of product revenue	C	0.1%	0.1%	0.1%	0.2%
Share-based compensation related payroll tax as a % of product revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of product revenue	A	0.6%	—%	0.6%	—%
Acquisition-related charges as a % of product revenue	A	0.2%	—%	0.2%	—%

Non-GAAP Product gross margin as a % of product revenue		68.1%	70.2%	69.3%	69.8%

GAAP Gross margin - Service		123,129	117,632	247,320	230,833
Share-based compensation expense	C	4,486	3,242	8,405	6,736
Share-based compensation related payroll tax	C	94	152	929	317

Non-GAAP Gross margin - Service		$127,709	$121,026	$256,654	$237,886

GAAP Service gross margin as a % of service revenue		53.7%	57.6%	54.6%	58.3%
Share-based compensation expense as a % of service revenue	C	2.0%	1.6%	1.9%	1.7%
Share-based compensation related payroll tax as a % of service revenue	C	—%	0.1%	0.1%	0.1%

Non-GAAP Service gross margin as a % of service revenue		55.7%	59.3%	56.6%	60.1%

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
GAAP Gross margin		$722,166	$659,938	$1,458,051	$1,271,959
Share-based compensation expense	C	5,697	4,239	10,564	8,838
Share-based compensation related payroll tax	C	118	192	1,224	428
Amortization of purchased intangible assets	A	5,438	308	10,636	333
Acquisition-related charges	A	1,527	—	2,487	—

Non-GAAP Gross margin		734,946	664,677	1,482,962	1,281,558

GAAP Gross margin as a % of revenue		64.4%	67.5%	65.6%	67.3%
Share-based compensation expense as a % of revenue	C	0.5%	0.4%	0.5%	0.5%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.6%	—%	0.5%	—%
Acquisition-related charges as a % of revenue	A	0.1%	—%	0.1%	—%

Non-GAAP Gross margin as a % of revenue		65.6%	67.9%	66.7%	67.8%

GAAP Research and development expense		257,250	224,768	519,229	431,762
Share-based compensation expense	C	(26,583)	(18,679)	(48,913)	(35,665)
Share-based compensation related payroll tax	C	(276)	(430)	(3,350)	(1,185)

Non-GAAP Research and development expense		230,391	205,659	466,966	394,912

GAAP Sales and marketing expense		246,635	202,303	492,926	394,678
Share-based compensation expense	C	(19,171)	(13,853)	(32,397)	(25,581)
Share-based compensation related payroll tax	C	(583)	(1,150)	(3,969)	(1,582)

Non-GAAP Sales and marketing expense		226,881	187,300	456,560	367,515

GAAP General and administrative expense		44,260	45,880	89,184	89,018
Share-based compensation expense	C	(8,675)	(7,832)	(17,291)	(15,080)
Share-based compensation related payroll tax	C	(66)	(111)	(485)	(208)

Non-GAAP General and administrative expense		35,519	37,937	71,408	73,730

GAAP Operating expense		551,246	474,960	1,109,738	926,709
Share-based compensation expense	C	(54,429)	(40,364)	(98,601)	(76,326)
Share-based compensation related payroll tax	C	(925)	(1,691)	(7,804)	(2,975)
Amortization of purchased intangible assets	A	(1,332)	(1,204)	(2,876)	(2,341)
Restructuring	B	916	(264)	1,263	(8,369)
Acquisition-related charges	A	(2,685)	(541)	(6,786)	(541)

Non-GAAP Operating expense		$492,791	$430,896	$994,934	$836,157

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
GAAP Operating income		$170,920	$184,978	$348,313	$345,250
Share-based compensation expense	C	60,126	44,603	109,165	85,164
Share-based compensation related payroll tax	C	1,043	1,883	9,028	3,403
Amortization of purchased intangible assets	A	6,770	1,512	13,512	2,674
Restructuring	B	(916)	264	(1,263)	8,369
Acquisition-related charges	A	4,212	541	9,273	541

Non-GAAP Operating income		242,155	233,781	488,028	445,401

GAAP Operating margin		15.3%	18.9%	15.7%	18.3%
Share-based compensation expense as a % of revenue	C	5.4%	4.6%	4.9%	4.5%
Share-based compensation related payroll tax as a % of revenue	C	0.1%	0.2%	0.4%	0.2%
Amortization of purchased intangible assets as a % of revenue	A	0.5%	0.2%	0.7%	0.2%
Restructuring as a % of revenue	B	(0.1)%	—%	(0.1)%	0.4%
Acquisition-related charges as a % of revenue	A	0.4%	—%	0.4%	—%

Non-GAAP Operating margin		21.6%	23.9%	22.0%	23.6%

GAAP Other (expense) income, net	E	(13,688)	4,065	(20,150)	5,524
Gain on equity investments	B	(72)	(3,232)	(134)	(3,232)

Non-GAAP Other (expense) income, net	E	(13,760)	833	(20,284)	2,292

GAAP Income tax provision		41,714	58,700	82,985	55,821
Non-recurring income tax adjustment	B	—	—	—	54,069
Income tax effect of non-GAAP exclusions	B	19,487	12,130	40,145	26,107

Non-GAAP Provision for income tax		61,201	70,830	123,130	135,997

Non-GAAP Income tax rate		26.8%	30.2%	26.3%	30.4%

Non-GAAP Income before income taxes and noncontrolling interest*		$228,395	$234,614	$467,744	$447,693

*	Consists of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except per share amounts and percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2011	2010	2011	2010
GAAP Net income attributable to Juniper Networks		$115,560	$130,511	$245,310	$293,626
Share-based compensation expense	C	60,126	44,603	109,165	85,164
Share-based compensation related payroll tax	C	1,043	1,883	9,028	3,403
Amortization of purchased intangible assets	A	6,770	1,512	13,512	2,674
Restructuring	B	(916)	264	(1,263)	8,369
Acquisition-related charges	A	4,212	541	9,273	541
Gain on equity investments	B	(72)	(3,232)	(134)	(3,232)
Non-recurring income tax adjustments	B	—	—	—	(54,069)
Income tax effect of non-GAAP exclusions	B	(19,487)	(12,130)	(40,145)	(26,107)

Non-GAAP Net income		$167,236	$163,952	$344,746	$310,369

Non-GAAP Net income per share:
Basic	D	$0.31	$0.31	$0.65	$0.59

Diluted	D	$0.31	$0.30	$0.63	$0.58

Shares used in computing non-GAAP net income per share:
Basic	D	532,909	524,463	531,827	522,812

Diluted	D	546,452	538,947	547,729	537,989

GAAP Net income attributable to Juniper Networks as a % of revenue		10.3%	13.3%	11.0%	15.5%
Share-based compensation expense as a % of revenue	C	5.4%	4.6%	4.9%	4.5%
Share-based compensation related payroll tax as a % of revenue	C	0.1%	0.2%	0.4%	0.2%
Amortization of purchased intangible assets as a % of revenue	A	0.6%	0.2%	0.6%	0.2%
Restructuring as a % of revenue	B	(0.1)%	—%	(0.1)%	0.4%
Acquisition-related charges as a % of revenue	A	0.4%	0.1%	0.4%	—%
Gain on equity investments	B	—%	(0.3)%	—%	(0.2)%
Non-recurring income tax adjustments as a % of revenue	B	—%	—%	—%	(2.9)%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(1.8)%	(1.3)%	(1.7)%	(1.3)%

Non-GAAP Net income as a % of revenue		14.9%	16.8%	15.5%	16.4%

Discussion of Non-GAAP Financial Measures

The table above includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin, product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; net other income and expense; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Stock-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, stock based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Stock-Based Compensation Related Items. We provide non-GAAP information relative to our expense for stock-based compensation and related payroll tax. We began to include stock-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of stock-based compensation, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Stock-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to stock-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our stock-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of stock-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Note E: Other Income and Expense. GAAP and non-GAAP other (expense) income, net, consist primarily of interest income, interest expense and other non-operational income and expense items. As noted in Note B above, we exclude gains or losses from equity investments in our computation of non-GAAP other (expense) income.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$2,838,066	$1,811,887
Short-term investments	631,781	474,514
Accounts receivable, net of allowances	488,037	596,622
Deferred tax assets, net	152,858	161,535
Prepaid expenses and other current assets	175,201	169,812

Total current assets	4,285,943	3,214,370
Property and equipment, net	544,389	493,881
Long-term investments	750,603	535,178
Restricted cash	93,173	119,346
Purchased intangible assets, net	136,736	121,803
Goodwill	3,927,883	3,927,807
Other long-term assets	54,390	55,466

Total assets	$9,793,117	$8,467,851

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$250,068	$292,270
Accrued compensation	216,490	256,746
Accrued warranty	38,066	35,931
Deferred revenue	707,422	660,264
Income taxes payable	32,248	25,000
Other accrued liabilities	185,054	201,765

Total current liabilities	1,429,348	1,471,976
Long-term debt	998,960	—
Long-term deferred revenue	222,802	224,165
Long-term income tax payable	106,261	103,823
Other long-term liabilities	73,816	59,087

Total liabilities	2,831,187	1,859,051
Total equity	6,961,930	6,608,800

Total liabilities and equity	$9,793,117	$8,467,851

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$245,178	$294,953
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	82,649	72,748
Non-cash portion of share-based compensation	106,243	85,164
Gain on equity investments	—	(3,232)
Excess tax benefits from share-based compensation	(43,331)	(28,287)
Deferred income taxes	8,677	(25,594)
Amortization of debt issuance costs	273	—
Changes in operating assets and liabilities:
Accounts receivable, net	107,982	67,168
Prepaid expenses and other assets	6,408	(15,712)
Accounts payable	(34,051)	(6,331)
Accrued compensation	(38,756)	29,977
Accrued litigation settlements	—	(169,330)
Income tax payable	51,220	(683)
Other accrued liabilities	19,670	(4,987)
Deferred revenue	45,795	14,035

Net cash provided by operating activities	557,957	309,889

Cash flows from investing activities:
Purchases of property and equipment, net	(115,941)	(83,157)
Purchases of trading investments	(3,127)	(1,690)
Purchases of available-for-sale investments	(1,293,670)	(932,004)
Proceeds from sales of available-for-sale investments	685,258	354,890
Proceeds from maturities of available-for-sale investments	238,000	557,363
Payment for business acquisition, net of cash and cash equivalents acquired	(31,073)	(64,215)
Changes in restricted cash	(1,236)	(12,296)
Purchases of privately-held equity investments, net	(8,643)	(727)

Net cash used in investing activities	(530,432)	(181,836)

Cash flows from financing activities:
Proceeds from issuance of common stock	303,874	176,662
Purchases and retirement of common stock	(355,171)	(253,672)
Issuance of long-term debt	991,556	—
Change in customer financing arrangements	15,064	(20,967)
Excess tax benefits from share-based compensation	43,331	28,287
Return of capital to noncontrolling interest	—	(3,000)

Net cash provided by financing activities	998,654	(72,690)

Net increase in cash and cash equivalents	1,026,179	55,363
Cash and cash equivalents at beginning of period	1,811,887	1,604,723

Cash and cash equivalents at end of period	$2,838,066	$1,660,086

Juniper Networks, Inc.

Cash, Cash Equivalents, and Investments

(in thousands)

(unaudited)

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$2,838,066	$1,811,887
Short-term investments	631,781	474,514
Long-term investments	750,603	535,178

Total	$4,220,450	$2,821,579